LOS ANGELES--(BUSINESS WIRE)--October 01, 2013--

Loton, Corp. (LTNR) announced that Barry Regenstein has been appointed Interim Chief Financial Officer of Loton, Corp.

Barry Regenstein is a global senior executive, with more than 25 years leadership experience. Mr. Regenstein most recently served as President and Chief Financial Officer of Command Security Corporation where he drove consistent growth and profitability together with delivery of quality services. Previously, he was Senior Vice President and Chief Financial Officer for GlobeGround North America where he participated actively in international led M&A activity, as well as leading corporate finance and driving growth and profitability throughout its North American operations. He has financial and operational experience in the aviation, business services, security, transportation and technology industries. He is a Certified Public Accountant and a graduate of the University of Maryland with a Masters degree from Long Island University.

"I am excited to join Loton and to help lead the formation of an end-to-end new media company," commented Mr. Regenstein. "Loton is well positioned to take advantage of several exceptional business opportunities in the media and entertainment sectors."

"It is great to have Barry back on our team with a Trinad portfolio company," commented Robert Ellin, Chairman and Chief Executive Officer of Loton, Corp. "He has had tremendous success growing Command Security into one of the largest companies in its industry."

About Loton, Corp.

Loton, Corp. is currently considered to be a "blank check" company. The U.S. Securities and Exchange Commission (the "SEC") defines those companies as "any development stage company that is issuing a penny stock, within the meaning of Section 3(a)(51) and Rule 3a51-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and that has no specific business plan or purpose, or has indicated that its business plan is to merge with an unidentified company or companies." The Company's principal business objective for the next 12 months and beyond such time will be to achieve long-term growth potential through a combination with a business rather than immediate, short-term earnings. The Company will not restrict its potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business.

Forward Looking Statement

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. These factors include uncertainties as to levels of orders, ability to record revenues, release schedules, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

CONTACT:

Loton, Corp.

Robert Ellin, Chairman and Chief Executive Officer

310-601-2500